Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael J. Zugay
Sr. Vice President & CFO
412-787-9590
mzugay@igate.com

iGATE Corporation Reports Five Year High

In Second Quarter Net Income

iGS Offshore Subsidiary Revenue Increases 22%;

and Gross Margin Improves 660 basis points

PITTSBURGH, PENNSYLVANIA – July 26, 2007 – iGATE Corporation (Nasdaq:IGTE), a global provider of IT and BPO services, today announced its second quarter 2007 financial results for the period ended June 30, 2007.

Second Quarter Highlights

•	Consolidated revenues increased 9.9% to $76.2 million from $69.3 million last year and increased 1.2% from $75.3 million in the previous quarter.

•	iGATE Global Solutions (“iGS”), the Company’s offshore subsidiary, reported record second quarter revenues of $48.6 million, an increase of 22.1% year-over-year and 1.5% from the previous quarter.

•

Consolidated net income increased to $2.1 million from a net loss of $(0.4) million last year, but declined from the previous quarter due primarily to $2.5 million in pre tax, one-time non-cash charges.

•

iGS’s gross margin was 31.2%, 660 basis points higher than last year and only 80 basis points lower than the previous quarter, despite the annual wage increase that took place on April 1, 2007 and the negative impact due to the appreciation of the Indian rupee.

Second Quarter Results

Revenues:

Consolidated revenues were $76.2 million, an increase of 9.9% from the same period last year and an increase of 1.2% from the previous quarter. The year-over-year revenue improvement was due to significantly higher revenues at iGS, partially offset by lower revenues at its iGATE Professional Services (“iPS”) business segment. Second quarter revenues grew from the previous quarter due to higher revenues at iGS.

iGS revenues reached an all-time high of $48.6 million, increasing 22.1% from $39.8 million in the same quarter last year and 1.5% from $47.9 million in the previous quarter. The revenue improvement was due to increased revenues from existing customers and higher offshore and onsite billing rates. Projects and services for key clients added during the past several years continued to expand. The sequential quarter revenue increase was partially offset by a decline in revenues generated from clients in the mortgage services industry. Mortgage services generated approximately 7% of iGS revenue in the quarter compared with 9% in the previous quarter.

iPS revenues for the quarter declined to $27.0 million from $29.1 million in the same period last year and were relatively flat compared with the previous quarter. The year-over-year revenue decline was due primarily to the completion of a major project.

Gross Margin:

Consolidated gross profit margin increased 380 basis points to 28.0% from 24.2% in the same period last year, but declined from 28.7% in the previous quarter. The year-over-year improvement was due to significantly higher gross profit margins from iGS, partially offset by lower margins at the Company’s iPS segment. The sequential quarter decline was attributable to lower gross margins at both business segments.

iGS’s gross profit margin for the second quarter increased 660 basis points to 31.2% from 24.6% in the same period last year, but declined from 32.0% in the previous quarter. This year-over-year improvement was due primarily to the increasing mix of higher profit margin projects from new customers added over the last two years, higher offshore and onsite billing rates, higher offshore volumes and improved resource utilization. The sequential decline in gross profit margin was attributable to the annual wage increase that took place on April 1, 2007.

iPS gross profit margin for the quarter was 22.1%, a decline from 23.5% in the same period last year and 22.6% reported in the previous quarter. The decline was primarily due to an increase in bench costs, start up costs associated with the Company’s RPOworldwide subsidiary and competitive pressures tightening the supply of staffing employees.

S,G&A:

Selling, general and administrative (S,G&A) expense increased to $18.4 million from $17.7 million in the same period last year and from $17.4 million in the previous quarter. As a percentage of revenues, S,G&A decreased to 24.2%, its lowest second quarter level in eight years. S,G&A expense as a percentage of revenue was 25.6% in the same period last year.

iGS’s S,G&A expense declined to 24.9% of revenues from 25.9% in the same period last year, but increased from 23.0% in the previous quarter. The year-over-year improvement was due primarily to higher revenues and discretionary cost containment. The sequential quarter increase related largely to the previously mentioned wage increase and higher facility costs due to the opening of a new office building.

iPS’s S,G&A expense for the quarter declined to 13.6% of revenues from 16.9% in the same period last year. The decline was primarily due to a $1.1 million reserve established last year for a contingent liability wage dispute regarding the payment of overtime compensation on one specific project, which has been resolved.

Operating Income:

Consolidated income from operations improved significantly to $1.0 million compared to a loss from operations $(0.4) million in the same period last year, but declined from operating income of $4.2 million in the previous first quarter. This year’s second quarter included a goodwill impairment charge of $1.9 million related to the LoanPro acquisition, while last year’s second quarter benefited from a restructuring charge reversal of $0.6 million.

Income from operations at iGS increased to $1.1 million from an operating loss of $(0.5) million in the same period last year, but declined from operating income of $4.3 million in the previous quarter. The year-over-year improvement related to higher gross margins, higher average billing rates, an increase in offshore volumes, and better utilization rates, partially offset by higher wage costs and the non-cash goodwill impairment charge mentioned above. The sequential quarter decline in income from operations was primarily related to the goodwill impairment charge and the wage increase that took place during the quarter.

iPS’s income from operations declined to $2.3 million from $2.5 million in the same period last year, but increased from $2.2 million in the sequential quarter. Last year’s second quarter benefited from the previously mentioned restructuring charge recovery. Excluding last year’s restructuring charge recovery, income from operations improved both on a year-over-year and sequential quarter basis. The improvement from the previous quarter was due to a decrease in operating expense levels, partially offset by incremental subsidiary start up costs.

Net Income:

Quarterly net income increased substantially to $2.1 million, or $0.04 per diluted share, compared to a net loss of $(0.4) million, or $(0.01) per basic share, in the same period last year, but declined from net income of $4.3 million, or $0.08 per diluted share in the sequential quarter. The year-over-year increase was attributable to a higher percentage of sales contribution from the more profitable iGS subsidiary, an increase in iGS’s profitability, and a $1.3 million mark-to-market gain on the Company’s hedging activities due to a more favorable Indian Rupee exchange rate relative to the U.S. Dollar. The second quarter net income improvement was partially offset by a $0.6 million pretax loss on the sale of the Company’s investment in an affiliate. Last year’s second quarter included the previously mentioned restructuring charge recovery. The sequential quarter decline in net income was largely the result of the $1.9 million goodwill impairment charge and the $0.6 million loss on the sale of an investment in an affiliate.

Management Comments:

“We are very pleased to continue our steady revenue and profit growth and to report our fourth consecutive quarter of year-over-year profit improvement,” stated Sunil Wadhwani, Chief Executive Officer and Co-Founder of iGATE Corporation. “We are especially pleased to have maintained a strong level of gross profit margin despite the anticipated wage increase implemented at iGS during the quarter. We successfully negotiated higher billing rates with several iGS clients during the quarter which improved our average billing rates. We are continuing to strengthen client relationships by providing high quality services and believe that the billing rate increases validate the value customers find in our services.”

Ashok Trivedi, President and Co-Founder of iGATE Corporation stated, “We are pleased with the continuing strength in global demand for our core offshore IT services and client interest in our new higher value service offerings. During the quarter we increased our more profitable offshore billing volumes and improved resource utilization rates. Combined, these factors were a significant offset to our annual wage increase and allowed us to maintain a high level of profitability. Adding Global 2000 clients at a faster pace and recruiting and retaining talented employees in a very competitive labor market, however, continue to be a challenge.”

Operating Segment Information

iGATE Global Solutions (iGS)

•	Second quarter revenues reached an all-time high of $48.6 million, increasing 22.1% from $39.8 million in last year’s second quarter and 1.5% from a record $47.9 million in the previous quarter.

•

Second quarter gross margins increased significantly to 31.2% from 24.6% in last year’s second quarter, but declined slightly from 32.0% in the previous quarter due to the annual wage increase on April 1.

•	Three new clients were added during the quarter, including two Global 2000 companies.

•	Offshore/onsite billing volume ratio improved to an all-time high of 77:23 compared with 75:25 in the previous quarter.

•	Offshore revenues contributed 50.7% to total second quarter IT services revenue compared with 47.5% in the previous first quarter.

•	Net reduction of 80 employees during the second quarter, primarily in the mortgage services area.

iGATE Professional Services (iPS)

•

Second quarter revenues declined to $27.0 million from $29.1 million in the same quarter last year and were essentially flat compared with the previous quarter. The decline was the result of the completion of a major project.

•	Second quarter gross margin declined to 22.1% from 23.5% in the same period last year and from 22.6% in the previous quarter.

Cash Flow & Balance Sheet

Consolidated net cash flow provided from operations for the second quarter ended June 30, 2007, improved to $8.9 million compared with $2.5 million in the same period last year.

Depreciation and amortization expense was $2.8 million in the second quarter and capital expenditures were $2.2 million.

The Company continues to maintain a strong balance sheet. At June 30, 2007, the Company had $93.7 million in cash and short-term investments and no outstanding borrowings.

Days sales outstanding (DSO) increased to 73 days at the end of June 2007 from 69 days at the end of March 2007.

Outlook

“We are pleased with our steady business progress and revenue and profit growth,” said Mr. Wadhwani. “We expect market conditions for our service offerings to remain robust for the foreseeable future. Revenue growth, margin expansion, and employee recruitment and retention will remain our top priorities. Although our overall exposure to the mortgage industry is relatively small, we expect revenues generated from clients in the industry to remain weak until the U.S. housing market begins to recover.”

“We anticipate that our gross profit margins, on a year-over-year basis, will continue to improve and that additional opportunities are available to further leverage our operating expenses with higher revenues.”

Conference Call

iGATE will host a telephone conference call to discuss its second quarter financial results on Friday, July 27, 2007 at 9:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.igatecorp.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through August 3, 2007.

About iGATE Corporation

Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq:IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

The company services more than 300 clients across five continents. Clients rely on iGATE because of the high quality of service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igatecorp.com

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2006.

iGATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

(unaudited)

	Three Months ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues	$76,213	$69,322	$151,494	$137,018

Cost of revenues	54,886	52,520	108,580	103,034

Gross margin	21,327	16,802	42,914	33,984

Selling, general and administrative	18,423	17,734	35,791	34,616

Restructuring recovery	—	(555)	—	(555)

Goodwill impairment	1,950	—	1,950	—

Income (loss) from operations	954	(377)	5,173	(77)

Other income (expense), net	2,511	(365)	4,017	1,066

Minority interest	(418)	306	(1,313)	161

(Loss) gain on venture investments and affiliated companies, net	(600)	534	(600)	534

Equity in income of affiliated companies	78	114	127	179

Income before income taxes	2,525	212	7,404	1,863

Income tax expense	453	618	1,005	1,186

Net income (loss)	$2,072	$(406)	$6,399	$677

Net earnings (loss) per common share, Basic:	$0.04	$(0.01)	$0.12	$0.01

Net earnings (loss) per common share, Diluted:	$0.04	$(0.01)	$0.12	$0.01

Weighted average common shares outstanding, Basic	53,178	52,933	53,125	52,887

Weighted average dilutive common equivalent shares outstanding	53,754	52,933	53,704	53,211

iGATE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands)

	June 30, 2007 (unaudited)	December 31, 2006 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$50,200	$52,154
Short term investments	43,503	31,826
Accounts receivable, net	60,249	53,378
Prepaid and other current assets	8,911	7,700
Prepaid income taxes	875	380
Deferred income taxes	194	1,111

Total current assets	163,932	146,549

Investments in unconsolidated affiliates	1,011	1,398
Land, building, equipment and leasehold improvements, net	33,199	29,867
Goodwill	9,875	11,014
Intangible assets, net	1,407	1,946

Total assets	$209,424	$190,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,545	$4,997
Accrued payroll and related costs	18,535	17,966
Accrued income taxes	519	646
Other accrued liabilities	12,311	8,591
Restructuring reserve	346	497
Deferred revenue	82	465

Total current liabilities	36,338	33,162

Other long term liabilities	685	406
Deferred income taxes	8,770	9,483

Total liabilities	45,793	43,051

Minority interest	16,492	14,372

Shareholders’ equity:
Common Stock, par value $0.01 per share	542	540
Additional paid-in capital	170,424	167,626
Retained deficit	(15,212)	(21,037)
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive income	6,099	936

Total shareholders’ equity	147,139	133,351

Total liabilities and shareholders’ equity	$209,424	$190,774

iGATE CORPORATION

OPERATING SEGMENT RESULTS

(dollars in thousands)

(unaudited)

Three Months Ended March 31, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$47,869	$27,048	$364	$75,281
Cost of revenues	32,534	20,940	220	53,694

Gross margin	15,335	6,108	144	21,587
Selling, general and administrative	11,017	3,936	2,415	17,368

Income (loss) from operations	$4,318	$2,172	(2,271)	4,219

Other income, net			1,506	1,506
Minority interest			(895)	(895)
Equity in income of affiliated companies			49	49

(Loss) income before income taxes			$(1,611)	$4,879

Three Months Ended June 30, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$48,573	$27,039	$601	$76,213
Cost of revenues	33,425	21,076	385	54,886

Gross margin	15,148	5,963	216	21,327
Selling, general and administrative	12,074	3,672	2,677	18,423
Goodwill impairment	1,950	—	—	1,950

Income (loss) from operations	$1,124	$2,291	(2,461)	954

Other income, net			2,511	2,511
Minority interest			(418)	(418)
Loss on venture investments and affiliated companies			(600)	(600)
Equity in income of affiliated companies			78	78

(Loss) income before income taxes			$(890)	$2,525

Six Months Ended June 30, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$96,442	$54,087	$965	$151,494
Cost of revenues	65,959	42,016	605	108,580

Gross margin	30,483	12,071	360	42,914
Selling, general and administrative	23,091	7,608	5,092	35,791
Goodwill impairment	1,950	—	—	1,950

Income (loss) from operations	$5,442	$4,463	(4,732)	5,173

Other income, net			4,017	4,017
Minority interest			(1,313)	(1,313)
Loss on venture investments and affiliated companies			(600)	(600)
Equity in income of affiliated companies			127	127

(Loss) income before income taxes			$(2,501)	$7,404

Three Months Ended June 30, 2006	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$39,797	$29,131	$394	$69,322
Cost of revenues	30,020	22,290	210	52,520

Gross margin	9,777	6,841	184	16,802
Selling, general and administrative	10,302	4,927	2,505	17,734
Restructuring recovery	—	(555)	—	(555)

(Loss) income from operations	$(525)	$2,469	(2,321)	(377)

Other expense, net			(365)	(365)
Minority interest			306	306
Gain on venture investments and affiliated companies			534	534
Equity in income of affiliated companies			114	114

(Loss) income before income taxes			$(1,732)	$212